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                                                                    EXHIBIT 23.1

The Board of Directors
Sunrise Medical Inc.:


We consent to the use of our report related to the balance sheet of Kid-Kart, Inc. as of December 31, 1995 and the related statements of operations, stockholders' equity and cash flows for the year then ended included herein and to the reference to our firm under the heading "Experts" in the registration statement.



KPMG PEAT MARWICK LLP

Billings, Montana
October 18, 1996